International Speedway Corporation Acquires Phoenix
                      International Raceway
     -- Six Motorsports Facilities Owned By International Speedway Corporation -- In Excess of 400,000 Grandstand Seats with Completion of
        Seat Construction at ISC Facilities

     DAYTONA BEACH, FLORIDA -- July 15, 1997 -- International Speedway Corporation (NASDAQ/NM:ISCA and NASDAQ Bulletin Board:ISCB), announced the acquisition of Phoenix International Raceway ("PIR") in Phoenix, Arizona. PIR is a 65,000-seat, 1 mile oval located at the base of the scenic Estrella Mountains outside Phoenix, Arizona, in the seventh largest metropolitan market in the United States.

     International Speedway Corporation's newly created subsidiary, Phoenix Speedway Corporation, has acquired PIR from Emmett "Buddy" Jobe who had owned and operated the facility since 1985. The payment to the seller is approximately $46.1 million, plus applicable federal and Arizona state income taxes, which will be paid through several installments in 1998 and 1999. The estimated total amount of all of the payments, including the initial $46.1 million, will be between $60 and $67 million, depending upon the tax treatment ultimately afforded the transaction.

     "This is a significant day in the history of International Speedway Corporation," said William C. France, President and CEO of International Speedway Corporation. "The acquisition gives the Company another presence in one of America's fastest growing and exciting markets. International Speedway Corporation facilities are now positioned in three of the four corners of the United States."

     PIR currently hosts the annual NASCAR Winston Cup series Dura-Lube 500, presented by K-Mart as well as an Indy Racing League ("IRL") event and two NASCAR Craftsman Truck Series events. In recent years Phoenix International Raceway, which boasts one of the most diverse racing schedules in motorsports, has experienced capacity crowds. Approximately 25,000 additional seats are currently planned, as well as the Gila River project, a five-lane bridge that is being constructed by the State of Arizona which will allow for additional expansion and development of ISC's latest motorsports facility.

     In addition to the NASCAR Winston Cup Series event (Oct.30-Nov. 2, 1997), the facility's wide variety of racing includes the Skoal Bandit Racing Copper World Classic (Jan. 30-Feb. 1, 1998), the Cruise America Arizona Superbike Challenge (Feb. 14-15, 1998), the Indy Racing League Phoenix 200 (March 20-22,
1998), and the Chevy Trucks Desert Star Classic (Spring, 1998).

     In addition to Daytona International Speedway (2.5-mile superspeedway) in Daytona Beach, Fla. and Phoenix International Raceway, ISC owns Talladega Superspeedway (2.66-mile tri-oval) in Talladega, Ala., Darlington Raceway (1.366-mile oval) in Darlington, S.C., Watkins Glen International (2.454-mile road course) in Watkins Glen, N.Y., and Tuscon Raceway Park (3/8-mile oval) in Tucson, Ariz. With the completion of planned seat construction at all ISC facilities, including PIR, more than 400,000 grandstand seats will be available at ISC's five largest motorsports facilities.

     ISC also owns approximately 11 percent of Penske Motorsports, Inc., which owns Michigan Speedway in Brooklyn, Mich., Nazareth Speedway in Nazareth, Pa., the recently-opened California Speedway in San Bernardino County, Calif., and has controlling interest in North Carolina Motor Speedway in Rockingham, N.C.

     ISC's non-track holdings include MRN Radio, the nation's largest independent sports radio network, Americrown Service Corporation, a wholly-owned catering and souvenir subsidiary and DAYTONA USA, an interactive motorsports-themed entertainment complex at Daytona International Speedway.

     Separately, ISC recently announced the world's largest sports lighting project for Daytona International Speedway. The 1998 Pepsi 400 will be contested at night on July 4, 1998.

     ISC continues to independently pursue the development of major motorsports facilities in the Midwest, including Kansas City, as well as on the West Coast including, Sacramento, Calif. In addition, ISC is partnering with the Indianapolis Motor Speedway Corporation in the Motorsports Alliance to investigate the development of a motorsports facility in the Chicagoland area.


Glenn Padgett, Director of Investor Relations, (904) 947-6465

CONTACT: David Walke/Betsy Brod/Stephanie Giroux
         Media: Miriam Adler/Erika Brown
         Morgen-Walke Associates, Inc. (212) 850-5600